April 10, 2018

Mr. Donald H. Foley 10919 Martingale Court Potomac , Maryland 20854

Re:    Offer of Employment ("Offer Letter") Dear Don,
We are pleased to extend you an offer to continue to serve as Chief Executive Officer
("CEO") and President of PAR Technology Corporation (the "Company"), reporting directly to the Company's Board of Directors ("Board").

Your principal office will be located in Potomac, Maryland, with such additional travel as may be reasonably required from time to time to properly fulfill your employment duties and responsibilities. As CEO and President of the Company you will perform those duties and shall have such authority, duties, and responsibilities normally consistent and incident to the offices of CEO and President, and you shall perform such additional duties and shall have such additional authority and responsibilities as the Board may prescribe .

You will devote all of your business time, energy, business judgment, knowledge and skill and your best efforts to the performance of your duties with the Company, provided that the foregoing shall not prevent you from (a) continuing to serve on the boards of directors of Thomas Somerville Co., Government Secure Solutions GCI (GSSC), Inc., and T.S. Realty Co. and, with the prior written approval of the Board, serving on the boards of directors (and board committees) of non-profit organizations and other for profit companies, (b) participating in charitable, civic, educational, professional, community or industry affairs, and (c) managing your passive personal investments , so long as, in the reasonable discretion and good faith of the Board, such activities, individually or in the aggregate, do not interfere or conflict with your duties and responsibilities to the Company or create a potential business or fiduciary conflict.

Your initial base salary will be $18,211.54 bi-weekly, equivalent to an annualized base salary of $473,500, paid in accordance with the Company's regular payroll practices, for your full-time efforts, of at least 40 hours per week. Your base salary will be subject to annual review by the Board (or Committee thereof) and may be adjusted from time to time in the Board's (or Committee's) sole discretion.

You will be eligible to participate in the PAR Technology Corporation Incentive Compensation Plan as in effect from time to time for certain officers and employees of the Company and its subsidiaries:

(a)Short-Term Incentive ("STI"). For each Company fiscal year ending during your employment, you will have the opportunity to earn, on an annual basis, a cash bonus subject to the achievement of Company performance goals ("STI") for the applicable fiscal year, as established by the Board (or Committee thereof). Your annual STI bonus target for any fiscal year performance is 75% of your then base salary earned in such fiscal year; provided the performance goals established by the Board are met or exceeded. Annual STI bonus targets for subsequent fiscal years are subject to approval and adjustment by the Board. Any annual STI bonus earned will be paid in the fiscal year immediately following the fiscal year to which such annual STI bonus relates at the same time annual STI bonuses are paid to other senior executives of the Company. You must remain continuously employed with the Company through the date of the bonus payment for a fiscal year ended to receive such payment for that fiscal year; provided, in the event your employment is terminated by you for "good reason" (as described herein, including the Company's right to cure) or the Company terminates your employment for reasons other than (i) "for cause" (as defined in the PAR Technology Corporation 2015 Equity Incentive Plan (the "Plan")) or (ii) on account of a breach by you of the terms and conditions of this Offer Letter (including the terms of the Non-Disclosure; Non-Solicitation Agreement, attached to this Offer Letter as Appendix A, and which forms a part of this offer (the "NDA")), you will be paid your annual STI bonus earned but unpaid with respect to the fiscal year ending or preceding the date of termination; such annual STI bonus to be paid at the same time annual bonuses are paid to other senior executives of the Company. All STI bonus payments, if any, are subject to the approval of the Board (or Committee therefor).

For purposes of this Offer Letter, "good reason" means any of the following, which is not cured by the Company within 30 days following written notification from you to the Company as required below: (i) the required relocation of your primary work location (Potomac, Maryland);
(ii) the diminution (other than temporarily while physically or mentally incapacitated or as required by applicable law) in your title, duties, authorities or responsibilities, excluding immaterial diminutions not taken in bad faith; or (iii) the Company's breach of its material obligations to you under this Offer Letter. You will provide the Company with a written notice detailing the specific circumstances alleged to constitute good reason within 30 days after you first know, or with the exercise of reasonable diligence would know, of the occurrence of such circumstances, and must actually terminate employment within 30 days following the expiration of the Company's cure period as set forth above if the Company has failed to substantially cure the alleged breach. Otherwise, any claim of such circumstances as "good reason" shall be deemed irrevocably waived by you.

(4)Long-Term Incentive ("LTI"). Subject to the approval of the Board (or Committee thereof), you will receive a grant of restricted shares of the Company's common stock ("Restricted Stock"), or a non-qualified stock option to purchase shares of the Company's common stock ("NQ-Stock Option"), or a combination of Restricted Stock and a NQ-Stock Option, in such numbers, combinations, and allocation as shall equal a total of $172,500 of the grant date fair market value ("FMV") of the Company's common stock ("LTI Award"). Your LTI Award will be made to you at the same time and on comparable terms as LTI awards are made to other eligible senior executives of the Company, pursuant to the Plan, subject to the terms and conditions of the Company's standard forms of restricted stock and/or non-qualified stock option award agreements then in effect, and at the fair market value of the Company's common stock on the date of grant.

Subject to satisfaction of any applicable eligibility requirements, you will continue to be eligible to participate in any employee benefit plan that the Company has adopted or may adopt, maintain, or contribute to for the benefit of its executive officers, which includes health insurance, LTD/ADD/life insurance, and 401 (k). You will be reimbursed for travel and other expenses in accordance with the Company's reimbursement policy. You will be entitled to four (4)
weeks of paid vacation per calendar year (accruing at the rate of 13.33 hours per month), five
(5)days of personal time off (PTO) annually, as pro-rated for partial years, and seven (7) paid holidays, all in accordance with the Company's vacation and PTO policies. Unused vacation days and PTO cannot be carried over to succeeding years. The Company reserves the right to amend, modify or terminate any of its benefit plans, policies, or programs at any time and for any reason.

All forms of compensation paid to you as an employee shall be less all withholdings and deductions as required by law. All awards of equity shall be subject to the approval of the Board (or Committee thereof).

Your employment will be at will, and this Offer Letter does not represent any guarantee of employment for any period. If you wish to resign from your employment with the Company, we request not less than 90 days' written notice.

The validity, interpretation, construction and performance of this offer letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed, and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

The NDA (your delivery of an executed copy thereof being a requirement of this Offer) shall supersede and replace in its entirety the Non-Disclosure; Non-Solicitation Agreement dated April 12, 2017. This Offer Letter and those documents expressly referred to herein (including the NDA) embody the complete agreement and understanding between you and the Company with respect to the subject matter herein and supersede and preempt any prior understandings, agreements (including your offer letter dated April 12, 2017), or representations by and between you and the Company, written or oral, which may have related to the subject matter hereof in any way.

If you agree with the terms and conditions of this Offer, please evidence your agreement by signing the enclosed copy of this Offer Letter in the space indicated and return it to me, together with a fully executed NOA. Your signature will acknowledge that you have read and understand and agree to the terms and conditions of this Offer Letter.

Your service as CEO and President of the Company under the terms of this Offer Letter shall commence April 12, 2018.

Feel free to contact me if you have questions or if you need any additional information.